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                                                                    EXHIBIT 4(e)



                       CERTIFICATE OF LIMITED PARTNERSHIP
                                       OF
                             TEXTRON FINANCE, L.P.



                 This Certificate of Limited Partnership of Textron Finance, L.P. (the "Partnership"), dated as of October 2, 1995, is being duly executed and filed by Textron Inc., a Delaware corporation, as general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. Secs. 17-101, et seq.).

                 1. Name. The name of the limited partnership formed hereby is Textron Finance, L.P.

                 2. Registered Office. The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

                 3. Registered Agent. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

                 4. General Partner. The name and the business address of the sole general partner of the Partnership is: Textron Inc., 40 Westminster Street, Providence, Rhode Island 02903.

                 IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the date first-above written.


                                         TEXTRON INC.
                                           General Partner

                                         By          /s/ Brian T. Downing
                                            ------------------------------------
                                            Name:  Brian T. Downing
                                            Title:  Vice President and Treasurer